Exhibit 99.1

ClearSign Board of Directors Appoints Former ExxonMobil Global Technology Leader Larry Saddler

TULSA, Okla., August 11, 2026 – ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), a leader in advanced combustion and sensing technologies that help industrial operators dramatically reduce emissions, increase efficiency and support the use of cleaner fuels including hydrogen, today announces that industry veteran Larry Saddler has been appointed to fill the vacant directorship on the Company’s Board of Directors (the “Board”).

“We are very excited to have Larry join the Board,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “I have known Larry for many years. He has extensive knowledge, experience and relationships that he has developed during an eminent career of technical leadership in the refining industry, and I believe he will be a valuable addition to our Board.”

“I have followed the evolution of ClearSign’s technology for many years and have been consistently impressed by its ingenuity and the value it offers,” said Larry Saddler. “As a member of the Board, I look forward to leveraging my experience, industry expertise, and professional relationships to help the ongoing promotion and adoption of ClearSign’s technology and to contribute to the Company's strategic growth and creation of long-term stockholder value.”

Mr. Saddler is a retired ExxonMobil executive that has nearly 40 years of experience in heat transfer technology, fired equipment engineering, and global operations support. Throughout a distinguished career, he served in progressively senior technical leadership roles at ExxonMobil, including as Global Technology Sponsor for Heat Transfer, where he was responsible for, among other things, the oversight of the global fleet management of fired equipment’s technology, safety, environmental, reliability and margin performance.

Mr. Saddler also played a key role in advancing next-generation Ultra Low-NOx burner technology, overseeing its development, testing, startup, and implementation across major capital projects. His expertise spans technology application, commissioning, plant operations support, turnaround planning, and engineering integration across global refining and petrochemical facilities.

Widely respected throughout the industry, Mr. Saddler built strong partnerships with equipment owners, engineering service providers, and technology organizations worldwide. In addition to providing technical leadership across the Americas, he mentored and developed the next generation of engineers while helping drive innovation in heat transfer systems and emissions reduction technologies.

Mr. Saddler, a graduate of Clemson University with a Bachelor of Science in Mechanical Engineering, dedicated his entire professional career to ExxonMobil, serving in engineering and leadership positions across the United States, Thailand, and the United Kingdom before retiring in 2021.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of decarbonization and improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety, the use of hydrogen as a fuel and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com